Exhibit 99.1

Elutia Announces $15.0 Million Registered Direct Offering

SILVER SPRING, Md., February 3, 2025 — Elutia Inc. (Nasdaq: ELUT) (“Elutia” or the “Company”) today announced it has entered into a definitive agreement with investors for the purchase and sale of 5,520,000 shares of the Company’s Class A common stock at a purchase price of $2.50 per share and 480,000 prefunded warrants to purchase up to 480,000 shares of the Company’s Class A common stock at a purchase price of $2.499 per prefunded warrant in a registered direct offering. The prefunded warrants are immediately exercisable at an exercise price of $0.001 per each prefunded warrant. The gross proceeds to Elutia from the offering are expected to be approximately $15.0 million, before deducting placement agent fees and other offering expenses payable by Elutia. The offering is expected to close on or about February 4, 2025, subject to customary closing conditions.

Lake Street Capital Markets is acting as the exclusive placement agent for the offering.

Elutia intends to use the proceeds from the proposed offering for working capital and other general corporate purposes.

The securities are being offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-267197) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on September 8, 2022. The offering of such securities is being made only by means of a prospectus supplement that forms a part of the registration statement. Copies of the prospectus supplement and accompanying base prospectus will be filed with the SEC and will be available free of charge on the SEC's website at http://sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained, when available, from Lake Street Capital Markets, LLC at 920 Second Avenue South, Unit 700, Minneapolis, MN 55402, or e-mail at prospectus@lakestreetcm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the Company’s offering and the anticipated use of proceeds therefrom. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, including those set forth in the Company’s filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contact:

Elutia, Inc.

IR@elutia.com